As filed with the Securities and Exchange Commission on September 18, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Outset Medical, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-0514392
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3052 Orchard Drive
San Jose, California	95134
(Address of Principal Executive Offices)	(Zip Code)

OUTSET MEDICAL, INC. 2020 EQUITY INCENTIVE PLAN

OUTSET MEDICAL, INC. 2019 EQUITY INCENTIVE PLAN

OUTSET MEDICAL, INC. AMENDED AND RESTATED 2010 STOCK INCENTIVE PLAN

OUTSET MEDICAL, INC. EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Leslie Trigg

Chief Executive Officer

Outset Medical, Inc.

3052 Orchard Drive

San Jose, California 95134

(669) 231-8200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Frank Rahmani

Sidley Austin LLP

555 California Street, Suite 2000

San Francisco, CA 94104

(415) 772-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $0.001 per share	3,665,167 (3)	$56.56 (4)	$207,301,846	$26,908
Common Stock, par value $0.001 per share	687,218 (5)	$56.56 (4)	$38,869,050	$5,045
Common Stock, par value $0.001 per share	1,460,243 (6)	$9.59 (7)	$14,003,730	$1,818
Common Stock, par value $0.001 per share	3,374,196 (8)	$4.06 (9)	$13,699,236	$1,778

(1)

Outset Medical, Inc. (the “Registrant”) is registering an aggregate of 3,665,167 shares of common stock, par value $0.001 per share (the “Common Stock”), that may be issued under the Outset Medical, Inc. 2020 Equity Incentive Plan (the “2020 Plan”), 687,218 shares of Common Stock that may be issued under the Outset Medical, Inc. Employee Stock Purchase Plan (“ESPP”) and 1,460,243 and 3,374,196 shares of Common Stock that may be issued pursuant to outstanding stock options under the Outset Medical, Inc. 2019 Equity Incentive Plan (“2019 Plan”) and the Outset Medical, Inc. Amended and Restated 2010 Stock Incentive Plan (“2010 Plan”), respectively. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of securities as may become issuable pursuant to the provisions of the plans relating to adjustments for changes resulting from a share dividend, share split or similar change.

(2)

Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $56.56 per share represents the average high and low prices of the common stock as quoted on the Nasdaq Global Select Market on September 16, 2020.

(3)	Represents shares of Common Stock that may be issued under the 2020 Plan.
(4)

Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The price of $56.56 per share represents the average high and low prices of the common stock as quoted on the Nasdaq Global Select Market on September 16, 2020.

(5)	Represents shares of Common Stock that may be issued under the ESPP.
(6)	Represents shares of Common Stock that may be issued pursuant to the exercise of outstanding stock options under the 2019 Plan.
(7)

Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $9.59 per share represents the weighted average exercise price per share of outstanding stock option awards under the 2019 Plan.

(8)	Represents shares of Common Stock that may be issued pursuant to the exercise of outstanding stock options under the 2010 Plan.
(9)

Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $4.06 per share represents the weighted average exercise price per share of outstanding stock option awards under the 2010 Plan

The Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). This Registration Statement on Form S-8 is filed by Outset Medical, Inc. (the “Registrant”) regarding the Outset Medical, Inc. 2020 Equity Incentive Plan, the Outset Medical, Inc. Employee Stock Purchase Plan, the Outset Medical, Inc. 2019 Equity Incentive Plan and the Outset Medical, Inc. Amended and Restated 2010 Stock Incentive Plan. Documents containing the information required by Part I of the Registration Statement will be sent or given to plan participants as specified by Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):

(1)	The Registrant’s prospectus contained in the Registrant’s Registration Statement on Form S-1, as amended (No. 333-248225); and
(2)

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on September 11, 2020, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Reference is made to Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchase or redemptions or (4) for any transaction from which the director derived an improper personal benefit.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

The Registrant’s amended and restated certificate of incorporation provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases or other distributions pursuant to Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. In addition, the Registrant’s charter provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Registrant’s charter further provides that any amendment, repeal or modification of such article unless otherwise required by law will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or amendment of a director serving at the time of such repeal or modification.

The Registrant’s amended and restated certificate of incorporation provides that the Registrant shall indemnify each of its directors and executive officers, and shall have power to indemnify its other officers, employees and agents, to the fullest extent permitted by the DGCL as the same may be amended (except that in the case of an amendment, only to the extent that the amendment permits the Registrant to provide broader indemnification rights than the DGCL permitted the Registrant to provide prior to such the amendment) against any and all expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by the director, officer or such employee or on the director’s, officer’s or employee’s behalf in connection with any threatened, pending or completed proceeding or any claim, issue or matter therein, to which he or she is or is threatened to be made a party because he or she is or was serving as a director, officer or employee of the Registrant, or at the Registrant’s request as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Registrant’s amended and restated certificate of incorporation further provides for the advancement of expenses to each of its directors and, in the discretion of the board of directors, to certain officers and employees, in advance of the final disposition of such action, suit or proceeding only upon receipt of an undertaking by such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses.

In addition, the Registrant’s amended and restated certificate of incorporation provides that the right of each of its directors and officers to indemnification and advancement of expenses shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the charter or bylaws, agreement, vote of stockholders or otherwise. Furthermore, the Registrant’s amended and restated certificate of incorporation authorizes the Registrant to provide insurance for its directors, officers, employees and agents against any liability, whether or not the Registrant would have the power to indemnify such person against such liability under the DGCL or the bylaws.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements will provide that the Registrant will indemnify each of its directors and such officers to the fullest extent permitted by law and the Registrant’s amended and restated certificate of incorporation.

The Registrant also maintain a general liability insurance policy which covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of Amendment No. 1 to the Registrant’s Registration Statement on Form S-1/A (No. 333-248225), filed with the Commission on September 9, 2020).

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of Amendment No. 1 to the Registrant’s Registration Statement on Form S-1/A (No. 333-248225), filed with the Commission on September 9, 2020).

4.3	Outset Medical, Inc. 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 of Amendment No. 1 to the Registrant’s Registration Statement on Form S-1/A (No. 333-248225), filed with the Commission on September 9, 2020).

4.4	Outset Medical, Inc. 2019 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 of the Registrant’s Registration Statement on Form S-1 (No. 333-248225), filed with the Commission on August 21, 2020).

4.5	Outset Medical, Inc. Amended and Restated 2010 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 of the Registrant’s Registration Statement on Form S-1 (No. 333-248225), filed with the Commission on August 21, 2020).

4.6	Outset Medical, Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.5 of Amendment No. 1 to the Registrant’s Registration Statement on Form S-1/A (No. 333-248225), filed with the Commission on September 9, 2020).

*5.1	Opinion of Sidley Austin LLP with respect to validity of issuance of securities.

*23.1	Consent of Sidley Austin LLP (included as part of Exhibit 5.1 hereto).

*23.2	Consent of KPMG LLP, independent registered public accounting firm.

*24.1	Power of Attorney (set forth on the signature page of this Registration Statement).

*	Filed herewith.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California on the 18th day of September, 2020.

Outset Medical, Inc.

By	/s/ Leslie Trigg
Name	Leslie Trigg
Title	President, Chief Executive Officer and Director

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie Trigg, Rebecca Chambers and John Brottem and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or such person’s substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Leslie Trigg Leslie Trigg	President, Chief Executive Officer and Director (Principal Executive Officer)	September 18, 2020

/s/ Rebecca Chambers Rebecca Chambers	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 18, 2020

/s/ D. Keith Grossman D. Keith Grossman	Chairman of the Board of Directors	September 18, 2020

/s/ Thomas J. Carella Thomas J. Carella	Director	September 18, 2020

/s/ Patrick T. Hackett Patrick T. Hackett	Director	September 18, 2020

/s/ Jim Hinrichs Jim Hinrichs	Director	September 18, 2020

/s/ Ali Osman Ali Osman	Director	September 18, 2020